Exhibit (11)  Statement Re: Computation of Earnings Per Share
              -----------------------------------------------
                    (000's omitted, except per share data)


                                       Three Months Ended September 30     Nine Months Ended September 30
                                           1996               1997              1996              1997
                                        ---------          ---------         ---------        ----------
Primary:
Average shares outstanding                 40,572             47,626            40,126            45,374
Net effect of stock options and
    warrants  - based on the
    treasury stock method
    using average market price              1,414              2,025             1,564             1,718
                                        ---------          ---------         ---------        ----------
Total                                      41,986             49,651            41,690            47,092
                                        =========          =========         =========        ==========

Historical income before income
    taxes                                $  6,600           $  8,515          $ 11,870         $  23,721
Deduct pro forma income taxes               2,349              2,557             4,796             7,097
Deduct minority interest in
    subsidiaries' earnings                  1,042                 30             1,042               413
                                        ---------          ---------         ---------        ----------
Pro forma net income (A)                 $  3,209           $  5,928          $  6,032         $  16,211
                                        =========          =========         =========        ==========
Per share amount                         $   0.08           $   0.12          $   0.14         $    0.34
                                        =========          =========         =========        ==========

Fully diluted:
Average shares outstanding                 40,572             47,626            40,126            45,374

Net effect of dilutive stock options
    and warrants  - based on the
    treasury stock method using
    the greater of quarter end
    market price or the average
    market price                            1,506              2,473             1,758             2,448
                                        ---------          ---------         ---------        ----------
Total                                      42,078             50,099            41,884            47,822
                                        =========          =========         =========        ==========

Historical income before income
    taxes                                $  6,600           $  8,515          $ 11,870         $  23,721
Deduct pro forma income taxes               2,349              2,557             4,796             7,097
Deduct minority interest in
    subsidiaries' earnings                  1,042                 30             1,042               413
                                        ---------          ---------         ---------        ----------
Pro forma net income (A)                 $  3,209           $  5,928          $  6,032         $  16,211
                                        =========          =========         =========        ==========
Per share amount                         $   0.08           $   0.12          $   0.14         $    0.34
                                        =========          =========         =========        ==========

(A) For the nine months ended September 30, 1996, a provision for income taxes as if Allied Communications had been subject to income taxes for the entire period presented is included.


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